EXHIBIT 16.1

Date: April 11, 2017

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Delta Technology Holdings Limited

Ladies and Gentlemen:

We have read the statements under Item 16F in the Amendment No. 1 to the Annual Report on Form 20-F dated March 23, 2017 of Delta Technology Holdings Limited (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Amendment No. 1 to the Annual Report on Form 20-F.

Very Truly Yours,

Centurion ZD CPA Ltd. (fka DCAW (CPA) Ltd. as successor to Dominic K.F. Chan & Co.)

Certified Public Accountants

Hong Kong, April 11, 2017